Security Devices International Announces Upcoming Launch Pricing
for the Byrna™ HD Non-Lethal Personal Security Device

SDI to Accept First Pre-Orders for the Byrna HD at the DAYTONA Speedweeks Booth
on February 10th, Concurrent with the Launch of the Byrna Online Store

WAKEFIELD, Mass., February 4, 2018 -- Security Devices International Inc. (“SDI”) (CSE: SDZ) (OTCQB: SDEV), an emerging non-lethal technology company, today announced launch pricing for its breakthrough Byrna HD non-lethal personal security device. SDI will accept pre-orders on the upcoming Byrna online store, which the company will launch concurrently with the acceptance of initial pre-orders at its DAYTONA Speedweeks booth on February 10th, 2019.

SDI will offer the Byrna HD kit as a standalone product in either Byrna Orange, Black, or Desert Tan. A Digital Camouflage version will also be available at an additional charge. The basic Byrna kit will be offered at an MSRP of $349.99 but special package deals will be offered in conjunction with the launch of the product during DAYTONA Speedweeks.

Description	Marksman Package	Sharpshooter Package	Expert Package
Byrna HD Kit (Includes case, spare magazine, two CO2 cartridges and 15 assorted projectiles of all 3 types)	x	x	x
C02 Cartridge (10 count)	x	2 boxes	2 boxes
Spare Magazines (2)		x	x
Practice (Training) Projectiles (100 count)	x	x	x
Practice (Inert) Projectiles (100 count)		x	x
Self-Defense Projectiles (5 count)		x	x
Crimson Trace Laser			x
MSRP	$390	$526	$685
Internet Special Launch Pricing	$349	$475	$625
Special Daytona Introductory Pricing*	$299	$375	$475

*Available only at DAYTONA Speedweeks

Attendees during DAYTONA Speedweeks will have the opportunity to handle the Byrna HD, learn more about the innovative personal security device’s capabilities and place an in-person pre-order at the one-time special introductory price listed above.

What:	Security Devices International accepts initial Byrna HD pre-orders at DAYTONA Speedweeks at the Daytona International Speedway

When:	February 10-17, 2019; 10:00 a.m. – 6:00 p.m. Eastern time

Where:	Byrna Booth - 2100 W International Speedway Blvd Drive, Daytona Beach, FL 32114 – Next to Hooters Restaurant Outside of the Speedway

“We are pleased to announce the initial launch pricing of our breakthrough Byrna HD personal security device, which we believe is competitive with other non-lethal self-defense alternatives currently in the market as a result of the Byrna HD’s numerous inherent advantages to the user,” said Bryan Ganz, President of SDI. “I believe that our unique product will realize notable consumer demand once it is released to the marketplace, offering consumers the ability to effectively protect themselves when gun ownership is either cumbersome due to regulations, or undesirable due to personal reasons. I look forward to providing our investors with further Byrna HD commercialization updates as appropriate.”

About Security Devices International
Security Devices International, Inc. (CSE: SDZ) (OTCQB: SDEV) is a technology company specializing in the areas of Personal Security Devices, Military, Law Enforcement, Corrections, and Private Security. The Company develops and manufactures innovative, less lethal equipment and munitions. For more information on SDI, please visit the corporate website here or the company’s investor relations site here.

About the Byrna™ HD Personal Security Device
The Byrna HD is a disruptive new non-lethal device aimed at the home defense and personal security markets. Its small size (similar to popular lethal handguns on the market today), ease of obtaining, ease of carry, effectiveness in deterring or stopping an intruder and accessible price point should be appealing to individuals who want protection, but either don't want the hassle of obtaining a gun license or don't want the risk of having a hand gun in their home, as well as to gun enthusiasts who appreciate a precision piece of equipment and want something in their collection that is both effective and non-lethal.

The Byrna HD comes with multiple easily reloadable magazines that can hold .68 caliber training rounds, impact rounds or highly effective payload rounds designed to burn an assailant’s eyes and respiratory system upon contact. It will also be able to hold inert rounds and impact rounds that can be used for training. Accurate up to 60 feet, the Byrna HD is fitted with a picatinny rail that allows owners to mount either a laser sight or flash light making it easy for novices to fire it accurately. The Byrna HD is ideal for today’s homeowners, boaters, truckers, outdoor enthusiasts and gun enthusiasts around the world. For more information on the Byrna, please click here.

The Byrna HD is not a “firearm” under federal law and does not require a federal gun license. State laws and local ordinances may regulate its possession, use, and carry in certain localities. More information on these types of regulations will be available on our website before the launch.

Forward Looking Statement
This news release includes certain “forward looking statements” reflecting management’s current expectations of future events including, without limitation, those about the anticipated production, delivery, effectiveness, legality, performance, sales, and marketing of the Byrna™ HD, and the anticipated market response. These statements involve risks and uncertainties, and actual results may differ from current expectations. Risks and uncertainties include without limitation: design flaws uncovered during testing; complications in resolving issues that arose during testing; production problems that cause manufacturing or shipping delays, quality problems, or cost overruns; the Company’s dependence in part or in whole on the performance of third parties including those located outside the United States in connection with sourcing of components, distribution and resale, and logistic and assembly services; the dependency of the Company on proprietary and other intellectual property, which may not be available to the Company on commercially reasonable terms or at all; the impact of unfavorable legal proceedings, including intellectual property disputes; the impact of state and local laws and regulation or changes to laws and regulations including licensing, registration, and certification laws related to sale, possession or use of Byrna products or pepper-based defense products; the ability of the Company to manage risks associated with its activities at a manageable cost, including complying with applicable laws and regulations, and renewing and maintaining adequate insurance; and competition from less expensive or superior products that may be developed. Except as required by law, SDI disclaims any intention and assumes no obligation to update or revise any forward-looking statements to reflect actual results, whether as a result of new information, future events, changes in assumptions, changes in factors affecting such forward-looking statements or otherwise.

Investor Relations
MZ North America
Chris Tyson
Managing Director
949-491-8235
SDEV@mzgroup.us

Image Title: Byrna HD Expert Package

Caption: Pictured above is the Byrna HD Expert Package, featuring a Byrna HD in Byrna orange.